     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION JANUARY 21, 1997

                                                     REGISTRATION NO. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                               BOYDS WHEELS, INC.
                 (Name of small business issuer in its charter)

                                ---------------

        CALIFORNIA                                      93-1000272
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                      Identification No.)

                                ---------------

                              8380 CERRITOS AVENUE
                           STANTON, CALIFORNIA  90680
                                 (714) 952-4038
          (Address and telephone number of principal executive offices and principal place of business)

                                ---------------

                                BOYD CODDINGTON
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               BOYDS WHEELS, INC.
                              8380 CERRITOS AVENUE
                           STANTON, CALIFORNIA  90680
                                 (714) 952-4038

           (Name, address and telephone number of agent for service)

                                    Copy to:
                             CURT C. BARWICK, ESQ.
                          HIGHAM, MCCONNELL & DUNNING
                          28202 CABOT ROAD, SUITE 450
                        LAGUNA NIGUEL, CALIFORNIA 92677
                        -------------------------------
                            COUNSEL FOR THE COMPANY

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If the only securities registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                     PROPOSED             PROPOSED
                                                                      MAXIMUM             MAXIMUM
  TITLE OF EACH CLASS OF                       AMOUNT TO          OFFERING PRICE         AGGREGATE         REGISTRATION
SECURITIES TO BE REGISTERED                  BE REGISTERED           PER UNIT         OFFERING PRICE            FEE
-----------------------------------------------------------------------------------------------------------------------
 Common Stock, no par value               1,019,565 Shares(1)     $13,570,410(2)      $13,570,410(2)          $4,112
=======================================================================================================================

(1) Includes 229,295 shares issuable upon the exercise of options and warrants.
(2) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(c). The average of the bid and asked prices for the Common Stock on January 17, 1997 was $13.31, as reported on the NASDAQ National Market System.

       THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A) MAY DETERMINE.
===============================================================================

                                                                      PROSPECTUS


                1,019,565 SHARES OF COMMON STOCK (NO PAR VALUE)

                               BOYDS WHEELS, INC.


        This Prospectus relates to 1,019,565 shares of the Company's Common Stock, no par value ("Common Stock"), heretofore issued or issuable upon the exercise of warrants or options, to the persons listed as the Selling Shareholders. Such shares of Common Stock are being offered for the respective accounts of the Selling Shareholders, and will be sold from time to time by the Selling Shareholders in the national over-the- counter market or otherwise at their prevailing prices, or in negotiated transactions. Of the 1,019,565 shares of Common Stock being offered, 229,295 shares will be issued upon the exercise of warrants and options. The Company will receive no proceeds from the sale of such shares of Common Stock by the Selling Shareholders. The expenses of preparing and filing the Registration Statement of which this Prospectus forms a part are being paid by the Company.

                              --------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" AT PAGE 5 OF THIS PROSPECTUS.

                              --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

        The shares offered hereby were acquired by the Selling Shareholders from the Company in private transactions and are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus has been prepared for the purpose of registering the shares under the Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have made no arrangement with any brokerage firm for the sale of the shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

        Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

        The Common Stock is traded on the NASDAQ National Market ("NASDAQ") under the symbol "BYDS." On January 17, 1997, the bid and asked prices per share, as reported by NASDAQ, were $13.625 and $13.00 respectively.

                              --------------------

                The date of this Prospectus is January 21, 1997

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTEMPLATED HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 75 Park Place, New York, New York 10007; and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549 at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The documents listed below have been filed by the Company with the Securities and Exchange Commission and are incorporated herein by reference:

        (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;

        (b) The Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1996;

        (c) The Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1996;

        (d) The Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1996;

        (e) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on or about September 15, 1995 pursuant to Section 12(g) of the Exchange Act, together with all amendments or reports filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering of Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to Rex Ours, Chief Financial Officer, Boyds Wheels, Inc., 8380 Cerritos Avenue, California 90680 (Telephone: 714/952-4038).

                               TABLE OF CONTENTS


The Company   . . . . . . . . . . . . . . . . . . . . . . . . . . .       4

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . .       5

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . .      10

Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . .      11

Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . .      13

Description of Securities . . . . . . . . . . . . . . . . . . . . .      13

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .      16

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16

                                  THE COMPANY


        Boyds Wheels, Inc. (the "Company") designs, manufactures and markets high quality aluminum wheels for the specialty automotive aftermarket. In addition to its premium aluminum wheels, the Company designs, manufactures and markets motorcycle wheels, steering wheels for automobiles, automotive and motorcycle billet aluminum accessories and also sells car care products under its own label. The Company's products utilize machined aluminum materials and unique designs which the Company believes enhance individuality of vehicle styling. The Company sells its products domestically through a national distribution network of tire and performance retailers, warehouse distributors and mail order outlets, and internationally through foreign distribution channels.

        The Company was founded in 1988 by Boyd Coddington in response to consumer demand for billet aluminum wheels similar to those featured on custom hot rod vehicles designed and manufactured by Hot Rods by Boyd, a wholly-owned subsidiary which has been recognized as a leading designer, manufacturer and marketer of custom vehicles and hot rods. From 1978 until 1996, Hot Rods by Boyd, which has built vehicles that have been featured in many automotive and general interest publications, including Car and Driver, Autoweek, Hot Rod, Smithsonian and Forbes, was owned and operated by Mr. Coddington as a separate company. On or about December 31, 1996, the Company exercised an option and acquired Hot Rods by Boyd, given its belief that Hot Rods by Boyd is a key factor in maintaining and enhancing the image and brand name recognition of the Company's products. The Company had previously entered into a marketing/promotion agreement with Hot Rods by Boyd pursuant to which Hot Rods by Boyd is required to endorse, promote and market the Company's products as the "official wheel" of Hot Rods by Boyd, use the Company's wheels on vehicles produced by Hot Rods by Boyd and permit the Company to use these vehicles for promotional displays and photographs. The acquisition of Hot Rods by Boyd solidifies this relationship.

        The custom wheel market is the second largest segment of the specialty automotive aftermarket. The custom wheel market is generally divided into five product categories: aluminum wheels, composite wheels, modular wheels, steel wheels and custom wheel accessories. According to Specialty Equipment Market Association ("SEMA"), aluminum wheels are the largest segment of this market, accounting for more than 75% of total sales. SEMA reports that the custom wheel industry has grown from sales of approximately $525 million in 1992 to $650 million in 1994. The Company believes that this industry grew at approximately 10% in 1995 and will continue to grow at that rate for 1996. The Company further believes that consumer desire for individuality in vehicle appearance will contribute to the Company's growth since custom wheels represent one of the easiest, least expensive and quickest ways to dramatically alter the appearance of a vehicle.

        The Company's strategy is to expand its position as a leading marketer of premium automotive/motorcycle aftermarket products by capitalizing on consumer recognition of the "Boyds" brand name and the Company's growing distribution network. The Company intends to implement this strategy by (i) leveraging and strengthening its premium brand name recognition, (ii) creating selected new product lines in order to build its customer loyalty into a broader based business, (iii) differentiating its products from its competition by continually identifying and introducing trend setting designs, (iv) diversifying domestic product distribution by penetrating new geographic areas and targeting key distributors to service its customer and consumer markets and
(v) expanding the Company's penetration into international markets by establishing relationships with selected distributors in Europe and the Pacific Rim.

        The Company was incorporated in California in April 1988. The principal executive offices of the Company are located at 8380 Cerritos Avenue, Stanton, California 90680. The Company's telephone number is (714) 952-4038.

                                  RISK FACTORS

        THE SECURITIES WHICH ARE OFFERED HEREBY ARE SPECULATIVE IN NATURE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY, IN ADDITION TO THE INFORMATION CONCERNING THE COMPANY AND ITS BUSINESS CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

DEPENDENCE ON KEY CUSTOMERS

        Typically a limited number of customers have accounted for a substantial portion of the Company's revenues. In 1995, the Company's ten largest customers accounted for approximately 82.4% of net sales, with four accounting for greater than 10% each: Wheel City at 24.1%, Ousyu Hambi Co. Ltd. ("American Motoring Accessories") at 16.7%, Moon of Japan, Ltd. ("Mooneyes") at 15.6% and American Racing Equipment, Inc. ("American Racing") at 12.0%. In 1994, the Company's ten largest customers accounted for approximately 84.6% of net sales, with three accounting for greater than 10% each: American Racing at 25.2%, Mooneyes at 15.5% and Wheel City at 12.3%. The Company does not have any long-term contractual relationships with its major customers. The loss of or any material reduction in orders by any of such customers, including reductions due to market, economic or competitive pressures in the automotive aftermarket industry, could adversely affect the Company's business, financial condition and results of operations. The Company's ability to maintain or increase its sales levels in the future will depend in part upon its ability to obtain orders from new customers as well as the financial condition and success of its current customers and the general economy. There can be no assurance that the Company will be able to maintain or continue to increase the level of its sales in the future or that the Company will be able to retain existing customers or attract new customers.

COMPETITION

        The market for the Company's products is highly competitive and is based primarily on price, product selection, product availability and service. Many of the Company's competitors have substantially greater financial and other resources than the Company and may offer lower prices on competing products. The Company also competes with dealers and distributors who may offer their own branded products at prices below those offered by the Company. A key competitive factor among suppliers of automotive aftermarket products is the ability to promptly deliver products to dealers and distributors and, accordingly, even smaller regional companies may be able to compete effectively against the Company. Increased competition could result in product price reductions, reduced margins and loss of market share, all of which could have a material adverse effect on the Company's results of operations and financial condition. While the Company believes its prices are competitive for the quality level of its products, the Company relies primarily on its reputation for selling quality products supported by strong customer service. There can be no assurance that the Company will be able to compete successfully in the future with its competitors. Furthermore, the custom aluminum wheel business has been characterized by widespread imitation of popular designs. The Company must, therefore, continually strive to develop new designs to differentiate its products from those of its competitors. There can be no assurance that the Company will continue to develop sufficient new designs and any failure to do so could have a material adverse effect on its results of operations and financial condition.

CHANGING CONSUMER TRENDS

        The Company's success depends substantially on its ability to correctly and consistently anticipate, gauge and respond in a timely manner to rapidly changing consumer preferences. The Company attempts to minimize the risks relating to changing consumer trends by offering a wide variety of product styles, analyzing consumer purchases, maintaining an active product development effort and monitoring sales of its products. However, any misjudgment by the Company of the market for a particular product, or its failure to correctly anticipate consumer preferences, could have a material adverse impact on its results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL

        The Company's success depends, in large part, on the efforts and abilities of Boyd Coddington, its founder, Chairman and Chief Executive Officer. Under the terms of his employment agreement with the Company, Mr. Coddington is not required to and does not expend his full time and attention on the Company's activities and Mr. Coddington has other business interests which require his time and attention. The Company does not maintain key man life insurance on Mr. Coddington. The loss of the services of Mr. Coddington would have a material adverse effect on the business of the Company. The success of the Company will depend on, among other factors, the successful recruitment and retention of quality management and personnel.

COST OF ALUMINUM AND DEPENDENCE ON THIRD PARTY SUPPLIERS

        The Company purchases several types of aluminum, including billet discs, billet bar stock, prime ingot and prefabricated outer rims from third party suppliers for use in the manufacture of its products. Consequently, an interruption in the supply or a significant increase in the price of aluminum could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that such materials will be delivered on a timely basis or on terms favorable to the Company. Should the Company lose its present sources of supply for these materials, not be able to obtain such materials on favorable terms or experience delays in receiving them, a material adverse impact on the Company's results of operations and financial condition may result. The Company believes, however, that alternative sources of supply exist or can be developed. The Company experienced significant rises in aluminum prices in 1994 and early 1995. Although such prices have subsequently stabilized, there can be no assurance that the Company will not experience significant rises in aluminum prices in the future.

DEPENDENCE ON INTERNATIONAL SALES

        A significant element of the Company's business strategy is to expand into selected international markets, such as the recent introduction of its products in Japan. In 1994 and 1995 and the first 3 quarters of 1996, the Company derived approximately 26.3%, 39.3% and 21.4%, respectively, of its net sales from international markets, substantially all of which were in Japan.
The Company's international sales efforts are subject to the customary risks of doing business abroad, including exposure to regulatory requirements, political and economic instability, barriers to trade, trade restrictions (including import quotas), tariff regulations, foreign taxes, restrictions on transfer of funds, difficulty in obtaining distribution and support and export licensing requirements, any of which could have a material adverse effect on the Company's operations. In addition, a weakening in the value of foreign currencies relative to the U.S. dollar and potential fluctuations in foreign currency exchange rates could have an adverse impact on the effective price of the Company's products in its international markets.


ADVERSE EFFECT OF REDUCED DISCRETIONARY CONSUMER SPENDING

        Purchases of specialty automotive aftermarket products are discretionary for consumers. The success of the Company is influenced by a number of economic factors affecting disposable income such as employment levels, business conditions, interest rates and tax rates. Adverse changes in these economic factors, among others, may cause consumers to reduce discretionary spending for the Company's products, thereby adversely affecting the Company's results of operations and growth.

VARIABILITY IN QUARTERLY OPERATING RESULTS; SEASONALITY

        The Company may experience significant fluctuations in future quarterly operating results due to a number of factors including, among other things, the size and timing of customer orders, delays in new product enhancements and new product introductions, quality control difficulties, market acceptance of new products, product returns, seasonality in product purchases by distributors and end users and pricing trends in the automotive aftermarket industry in general and in the specific markets in which the Company is active. Any of these factors could cause quarterly operating results to vary significantly from prior periods. Furthermore, the Company's business is seasonal in most sections of the country, as the Company believes that it is affected by weather conditions. Historically, the Company's net sales have been highest in the second and third quarters of each year. However, the Company believes that unusually adverse or otherwise poor weather conditions in the spring and summer seasons may have a negative effect on the Company's sales in such quarters. Significant variability in orders during any period may have an adverse impact on the Company's cash flow or work flow, and any significant decrease in orders could have a material adverse impact on the Company's results of operations and financial condition.

PRODUCT CONCENTRATION

        Substantially all of the Company's revenues are derived from sales of aluminum automobile and motorcycle wheels. The Company anticipates that these products will continue to account for a substantial portion of its sales in the foreseeable future. A decline in the demand for these products, whether as a result of competition or other factors, could have a material adverse effect on the Company's results of operations and financial condition.

RISK OF DECLINING AVERAGE SELLING PRICES

        The Company may face increasing pricing pressures from current and future competitors and, accordingly, there can be no assurance that competitive pressures will not require the Company to reduce its prices. In particular, over time, the average selling prices for the Company's wheel products (which currently represent a significant portion of the Company's revenues) may decline as the market for these products becomes more competitive. Any material reduction in the price of the Company's products would negatively affect the Company's gross margin and would require the Company to increase unit sales in order to maintain net sales.

MANAGEMENT OF COMPANY GROWTH; FUTURE CAPITAL REQUIREMENTS

        The Company has experienced significant growth in recent years. This growth will continue to make significant demands on the Company's management, resources and operations. To manage its growth effectively, the Company intends to continue to improve its operational, financial, sales and marketing systems and to hire and train new employees and better manage its current employees. The Company's failure to manage its growth effectively could have a material adverse effect on the Company's results of operations and financial condition.

        To the extent that cash flow from operations is insufficient to fund the Company's activities, the Company will be required to raise funds through equity or debt financings. No assurance can be given that such financings will be available on terms acceptable to the Company, if at all and, if available, such financings may result in further dilution to the Company's shareholders and in higher interest expense.

RISK OF PRODUCT LIABILITY

        The nature of the Company's business exposes it to risk from product liability claims. The Company currently maintains product liability insurance for its products worldwide, with limits of $5,000,000 per occurrence and $5,000,000 in the aggregate, per annum. However, such coverage is becoming increasingly expensive and there can be no assurance that the Company's insurance will be adequate to cover future product liability claims, or that the Company will be successful in maintaining adequate product liability insurance at commercially reasonable rates. Any losses that the Company may suffer from future liability claims, including the successful assertion against the Company of one or a series of large uninsured claims in excess of the Company's coverage, may have a material adverse effect on the Company's business, financial condition and results of operations. In addition, any product liability litigation may have a material adverse effect on the reputation and marketability of the Company's products. See "Business--Product Warranties."

ENVIRONMENTAL COMPLIANCE

        In the ordinary course of its manufacturing process, the Company uses metals, oils and similar materials which are stored on-site. The waste created by use of these materials is transported off-site on a regular basis by a state-registered waste hauler. Although the Company is not aware of any claim involving violation of environmental or occupational safety and health laws and regulations, there can be no assurance that such a claim may not arise in the future, which may have a material adverse effect on the Company.

SHARES ELIGIBLE FOR FUTURE SALE

        Sales of a substantial number of shares of the Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Mr. and Mrs. Coddington previously hereto have agreed pursuant to lock-up agreements that they will not, without the prior written consent of Cruttenden Roth Incorporated, sell or otherwise dispose of approximately 677,245 shares of Common Stock beneficially owned by them until June 10, 1997, but may sell or otherwise dispose of up to 15,000 shares of Common Stock per quarter commencing June 11, 1996. As of December 1, 1996, approximately 106,000 shares became available for immediate sale in the public market, subject to Rule 144. See "Selling Shareholders."

CONTROL BY EXISTING SHAREHOLDERS

        The principal shareholders, directors and officers of the Company beneficially own approximately 21.6% of the Company's outstanding voting securities. Because of their stock ownership and positions with the Company, these persons will be in a position to continue to control the affairs and management of the Company. Such concentration of ownership and control may have the effect of delaying, deferring or preventing a change in control of the Company. See "Selling Shareholders" and "Description of Securities."

EFFECT OF PREFERRED STOCK ON RIGHTS OF COMMON STOCK

        The Board of Directors of the Company is authorized to issue, from time to time, without any action on the part of the Company's shareholders, up to 5,000,000 shares of Preferred Stock in one or more series, with such relative rights, powers, preferences, limitations and restrictions as are determined by the Board of Directors at the time of issuance. Accordingly, the Board of Directors is empowered to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In the event of such issuance, the Preferred Stock could be utilized, under either circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. See "Description of Securities--Preferred Stock."

VOLATILITY OF STOCK PRICE; NO DIVIDENDS

        The trading price of the Common Stock has been and is likely to continue to be subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant contracts, changes in management, announcements of technological innovations or new products by the Company or its competitors, legislative or regulatory changes, general trends in the industry and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price for many companies for reasons frequently unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. The Company currently intends to retain any future earnings for use in its business and does not anticipate any cash dividends in the future. See "Price Range for Common Stock and Dividend Policy."

DILUTION

        The conversion of existing convertible notes or the exercise of warrants and options may have a dilutive effect on the net tangible book value of the Common Stock.

IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

        This Prospectus, including the documents incorporated herein by reference, contain certain forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the products and future economic performance of the Company. The forward-looking statements and associated risks set forth in this Prospectus may include or relate to (i) development of brand name recognition and loyalty to the Company's trade names and trademarks, (ii) increasing sales through the introduction and development of new products and product lines, (iii) success of marketing initiatives to be undertaken by the Company, (iv) increasing international sales through distribution arrangements in Japan and through the pursuit of additional distribution arrangements in other countries, (v) increasing distribution through expansion of the Company's network of distributors and its customer base, (vi) success of the Company in forecasting demand for particular designs and product styles and its success in establishing production and delivery schedules and forecasts which accurately anticipate and respond to market demand, (vii) success in expanding the Company's market through increasing sales to large regional and national distributor accounts, (viii) success of the Company in achieving increases in net sales such that cost of goods sold and selling, general and administrative expenses may decrease as a percentage of net sales and (ix) the size and growth rate of the custom wheel market.

        The forward-looking statements included herein are based upon current expectations that involve a number of risks and uncertainties. These forward-looking statements are based upon assumptions that the Company will continue to design, manufacture, market and ship new products on a timely basis, that competitive conditions within the automotive aftermarket industry will not change materially or adversely, that the custom wheel market will continue to experience steady growth, that demand for the Company's products will remain strong, that the Company will retain existing distributors and key management personnel, that inventory risks due to shifts in market demand will be minimized, that the Company's forecast will accurately anticipate market demand and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect, among other things, to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. In addition, as disclosed above, the business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. Any of the other factors disclosed above could cause the Company's net sales or net income, or growth in net sales or net income, to differ materially from prior results.

Growth in absolute amounts of costs of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated in the forward-looking statements. Budgeting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience in business developments, the impact of which may cause the Company to alter its marketing, capital expenditure or other budgets, which may in turn affect the Company's results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

                              PLAN OF DISTRIBUTION

        Each Selling Shareholder is free to offer and sell his or her shares of Common Stock at such times, in such manner and at such prices as he or she shall determine. The Selling Shareholders have advised the Company that sales of shares of Common Stock may be effected from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers, dealers or cash transactions. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Shareholders. The Selling Shareholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities including liabilities arising under the Securities Act.

        Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of his or her shares, any Selling Shareholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-7 under the Exchange Act which prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with the Selling Shareholder offering.

        The Company has informed the Selling Shareholders that the anti-manipulative Rules 10b-6 and 10b-7 promulgated under the 1934 Act may apply to their sales in the market and has furnished each Selling Shareholder with a copy of such rules and has informed them of the possible need for delivery of copies of this Prospectus.

        Selling Shareholders also may use Rule 144 under the Securities Act to sell such securities, if they meet the criteria and conform to the requirements of such Rule.

                              SELLING SHAREHOLDERS

        The following table sets forth certain information with respect to the Selling Shareholders. Except as set forth below, none of the Selling Shareholders is currently an affiliate of the Company, and none of them has had a material relationship with the Company during the past three years.



--------------------------------------------------------------------------------------------------------------
                                                                                                 Beneficial
                                       Beneficial                                              Ownership and
                                       Ownership                                               Percentage of
                                    of Common Stock               Maximum Number                Common Stock
                                           at                      of Shares of                 After Giving
                                      January 21,                  Common Stock                  Effect to
       Name                            1997(1)(2)               Offered for Sale(2)           Proposed Sale(3)
--------------------------------------------------------------------------------------------------------------
  Boyd Coddington                      531,232                       321,232                     210,000
--------------------------------------------------------------------------------------------------------------
  Diane Coddington                     356,013                       356,013                         0
--------------------------------------------------------------------------------------------------------------
  Donaldson, Lufkin &                    2,708                         2,708                         0
  Jenrette Securities Corp.
  Custodian fbo Brent George
--------------------------------------------------------------------------------------------------------------
  William R. Gills and                  13,277                        13,277                         0
  Consuelo L. Gills UTD
  3/29/68
--------------------------------------------------------------------------------------------------------------
  Miller Living Trust                    7,133                         7,133                         0
--------------------------------------------------------------------------------------------------------------
  James G. Pao                           5,434                         5,434                         0
--------------------------------------------------------------------------------------------------------------
  Anthony J. Semon                       2,418                         2,418                         0
--------------------------------------------------------------------------------------------------------------
  Specialty Blanks, Inc.                 3,386                         3,386                         0
--------------------------------------------------------------------------------------------------------------
  Anthony R. Stone                       2,602                         2,602                         0
--------------------------------------------------------------------------------------------------------------
  Leroy C. Sutherland                    2,976                         2,976                         0
--------------------------------------------------------------------------------------------------------------
  Gary G. Gripp                         10,119                        10,119                         0
--------------------------------------------------------------------------------------------------------------
  Russell Bell                           3,929                         3,929                         0
--------------------------------------------------------------------------------------------------------------
  Walter Cruttenden III                  2,754                         2,754                         0
--------------------------------------------------------------------------------------------------------------
  Byron Roth                             2,754                         2,754                         0
--------------------------------------------------------------------------------------------------------------
  Mike Walthall                          1,837                         1,837                         0
--------------------------------------------------------------------------------------------------------------
  Wayne Lourenco                           238                           238                         0
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
  Denise Peterson                          83                            83                         0
--------------------------------------------------------------------------------------------------------------
  Frank W. Cutler                      10,000                        10,000                         0
--------------------------------------------------------------------------------------------------------------
  The Richard F. Foster                 6,000                         6,000                         0
  Family Trust UAD 5/24/93
--------------------------------------------------------------------------------------------------------------
  The Silagy Living Trust               5,000                         5,000                         0
  DTD 1/15/93
--------------------------------------------------------------------------------------------------------------
  CJ & WM Reed Trust DTD 1986           5,000                         5,000                         0
--------------------------------------------------------------------------------------------------------------
  Ajit Singh M.D. Profit                1,000                         1,000                         0
  Sharing Plan and Trust
--------------------------------------------------------------------------------------------------------------
  Peter G. Jones                        5,419                         5,419                         0
--------------------------------------------------------------------------------------------------------------
  Donaldson, Lufkin &                   2,717                         2,717                         0
  Jenrette Securities Corp.
  Custodian fbo
  Alberto Jorge Ho Chen
--------------------------------------------------------------------------------------------------------------
  Yie Fong Chiang and                   1,670                         1,670                         0
  Kuang Chi Chiang
--------------------------------------------------------------------------------------------------------------
  Gary Rorden and                       1,000                         1,000                         0
  Sheryl S. Rorden
--------------------------------------------------------------------------------------------------------------
  Robert Fitzgerald                     3,571                         3,571                         0
--------------------------------------------------------------------------------------------------------------
  Raymond P. Fulcher                   10,000                        10,000                         0
--------------------------------------------------------------------------------------------------------------
  Brad Fanshaw                         34,429                        34,429                         0
--------------------------------------------------------------------------------------------------------------
  Cruttenden Roth                      81,250                        81,250                         0
  Incorporated
--------------------------------------------------------------------------------------------------------------
  Black & Company                      13,500                        13,500                         0
  Incorporated
--------------------------------------------------------------------------------------------------------------
  Lawrence S. Black                    19,688                        19,688                         0
--------------------------------------------------------------------------------------------------------------
  John F. Lillicrop                     4,375                         4,375                         0
--------------------------------------------------------------------------------------------------------------
  Terry D. Schumacher                   2,188                         2,188                         0
--------------------------------------------------------------------------------------------------------------
  Charles A. Sauer Trust                1,333                         1,333                         0
  dtd 12/22/95
--------------------------------------------------------------------------------------------------------------
  Elizabeth L. Sauer Trust              1,333                         1,333                         0
  dtd 12/22/95
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
  Margaret E. Sauer Trust                1,333                         1,333                         0
  dtd 12/22/95
--------------------------------------------------------------------------------------------------------------
  Cruttenden Roth                       68,000                        68,000                         0
  Incorporated
--------------------------------------------------------------------------------------------------------------
  Ty G. Rogers                           1,866                         1,866                         0
--------------------------------------------------------------------------------------------------------------


(1) Based solely upon the review of a shareholder transcript prepared by the Transfer Agent for the Company as of such date.

(2) Includes an aggregate of 229,295 shares which may be acquired through the exercise of warrants and options.

(3) Assumes the sale of all shares covered by this Prospectus. There can be no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered by them hereunder.

                                DIVIDEND POLICY

        The Company has never declared or paid any cash dividends on its Common Stock and does not currently intend to do so. The Company intends to retain any future earnings to support the development and growth of its business. Any future determination to pay cash dividends will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's financial condition, results of operations, cash requirements, plans for expansion, contractual restrictions, if any, and other factors deemed relevant by the Board of Directors.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

        The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may, from time to time, determine, subject to any preferences which may be granted to the holders of Preferred Stock. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and the holders of Common Stock may cumulate their votes in the election of directors upon giving notice as required by law. Cumulative voting means that in any election of directors, each shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or such shareholder may distribute such number of votes among as many candidates as the shareholder sees fit. The Common Stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution or winding-up of the Company, the assets (if any) legally available for distribution to shareholders are distributable ratably among the holders of the Common Stock after payment of all debt and liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Stock. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, when issued and delivered, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock that the Company may issue in the future.

PREFERRED STOCK

        Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without action by the holders of the Common Stock, may fix or alter the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights and any other rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock. The Board of Directors, without shareholder approval, can issue shares of Preferred Stock with rights that could adversely affect the rights of the holders of Common Stock. No shares of Preferred Stock presently are outstanding, and the Company has no present plans to issue any such shares. The issuance of shares of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company or other corporate action.

OPTIONS

        In May 1993, the Company granted to Brad Fanshaw, its former president, options to purchase 71,429 shares of Common Stock at an exercise price of $1.00 per share (the "Fanshaw Options"). Mr. Fanshaw exercised 2,000 of the Fanshaw Options in September 1995 and 35,000 in May 1996. The Company has agreed to use its best efforts to register the shares of Common Stock issuable to Mr. Fanshaw upon exercise of the Fanshaw Options and has included such shares in this offering.

OTHER WARRANTS

        In connection with a private placement of Notes in September 1993, the Company issued to officers of the placement agent warrants to purchase (the "Note Placement Agent Warrants") an aggregate of 9,328 shares of Common Stock at a price of $4.25 per share. The Note Placement Agent Warrants are currently exercisable and expire in September 1999. The holders of the Note Placement Agent Warrants may elect to exercise the Note Placement Agent Warrants by having withheld from the number of shares issuable upon exercise of the Note Placement Agent Warrants that number of shares of Common Stock with an aggregate fair market value at the time of exercise equal to the aggregate exercise price. The exercise price and the number of shares of Common Stock issuable upon the exercise of the Note Placement Agent Warrants is subject to adjustment in the event of any stock dividend, stock split, recapitalization or similar transaction and upon the issuance of shares of Common Stock, or rights to acquire shares of Common Stock, at a price which is less than the exercise price then in effect, with certain exceptions. Holders of the Note Placement Agent Warrants also have been granted certain registration rights with respect to the shares of Common Stock issuable upon exercise. See "Description of Securities--Registration Rights."

        In connection with an offering of securities in a private placement in November 1994 (the "Private Placement"), the Company issued to officers of the placement agent warrants to purchase (the "Unit Placement Agent Warrants") an aggregate of 85,714 shares of Common Stock, which effective as of the closing of the initial public offering were converted into 35,714 shares of Common Stock as a result of having withheld from the number of shares issuable upon exercise of the Unit Placement Agent Warrants that number of shares of Common Stock (at an agreed price of $6.00 per share) equal to the aggregate exercise price of $3.50 per share. Holders of the Unit Placement Agent Warrants have been granted certain registration rights with respect to the shares of Common Stock which were issued upon exercise. See "Description of Securities-- Registration Rights."

        In connection with a public offering of securities in June 1996, the Company issued to Cruttenden Roth Incorporated warrants to purchase up to 68,000 shares of Common Stock at an exercise price of $13.50 per share (the "Representative's Warrants") and has included such shares in this offering.
The Representative's Warrants which are not transferable (other than to officers or partners of the Representative), are exercisable for a period of four years beginning June 11, 1997.

IPO WARRANTS

        In connection with the Company's initial public offering, the Company agreed to sell to the Representative and its co-manager warrants to purchase up to 125,000 shares of Common Stock at an exercise price per share equal to $7.50 (the "IPO Warrants") and has included such shares in this offering. The IPO Warrants, which are not transferable (other than to officers or partners of the Representative or its co-manager), are exercisable beginning September 20, 1996 until September 20, 2000.

REGISTRATION RIGHTS

        The Company has granted to the holder of the Notes, subject to certain limitations, the right to require the Company to file one registration statement covering the Common Stock issuable upon conversion of the Notes at any time commencing December 15, 1995.

        The Company has granted to the holders of the Common Stock underlying warrants issued in connection with the Private Placement (the "Warrants"), subject to certain limitations, the right to require the Company to file a registration statement covering such Common Stock, commencing March 15, 1996. In addition, the Company has agreed to use its best efforts to register such shares of Common Stock on Form S-3 under the Securities Act, and in addition to register the shares if the Company proposes to register stock or securities in connection with certain underwritten public offerings of its securities, subject to certain limitations.

        In connection with the Private Placement, the Company granted to the holders of Common Stock certain rights to register the shares if the Company proposes to register stock or securities in connection with certain underwritten public offerings of its securities, subject to certain limitations. Any such shares of Common Stock not sold in this offering will continue to have registration rights, subject to certain limitations.

        The Company has granted to the holders of the Note Placement Agent Warrants certain rights with respect to the registration under the Securities Act of the 9,328 shares of Common Stock issuable upon exercise of the Note Placement Agent Warrants (the "Note Placement Agent Shares"). The holders of the Note Placement Agent Warrants can require the Company, subject to certain limitations, to file a registration statement covering the Note Placement Agent Shares at any time commencing March 15, 1996 and can request, on up to three occasions, that the Note Placement Agent Shares be sold by means of an underwritten public offering. In addition, the Company has agreed to use its best efforts to register such shares on Form S-3 under the Securities Act and the holders of the Note Placement Agent Warrants can require the Company, subject to certain limitations, to include all or any portion of the 9,328 Note Placement Agent Shares in any registration statement.

        The Unit Placement Agent Warrants provide certain rights with respect to the registration under the Securities Act of the shares of Common Stock issuable upon exercise thereof. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of such shares are entitled to include their shares of Common Stock in the registration. Effective as of the closing of the Company's initial public offering, the Unit Placement Agent Warrants were converted into 35,714 shares of Common Stock.

        The Company has agreed to register the shares of Common Stock issued to Mr. Fanshaw in February 1996 in the event that the Company undertakes a public offering of its Common Stock and has included such shares in this offering.

        The IPO Warrants provide certain rights with respect to the registration under the Securities Act of up to 125,000 shares of Common Stock issuable upon exercise thereof. The holders of the shares issuable upon exercise of the IPO Warrants may require the Company to file a registration statement under the Securities Act with respect to such shares. In addition, if the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of the shares issuable upon exercise of the IPO Warrants are entitled to include their shares of Common Stock in the registration.

        The Representative's Warrants provide certain rights with respect to the registration under the Securities Act of up to 68,000 shares of Common Stock issuable upon exercise thereof at a price of $13.50 per share. The holders of the shares issuable upon exercise of the Representative's Warrants may require the Company to file a registration statement under the Securities Act with respect to such shares. In addition, if the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of the shares issuable upon exercise of the Representative's Warrants are entitled to include their shares of stock in the registration.

        The Company generally is required to bear all costs incurred in connection with any such registrations, other then underwriting discounts and commissions. The foregoing registration rights could result in substantial future expense to the Company and could adversely affect any future equity or debt offerings of the Company.

CERTAIN CHARTER PROVISIONS

        The Company's Articles of Incorporation provide that, to the fullest extent permitted by California law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company or its shareholders. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and executive officers. This provision in the Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions involving intentional misconduct or knowing and culpable violations of law, for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its shareholders when the director was aware or should have been aware of a risk of serious injury to the Company or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, for improper transactions between the director and the Company, for improper distributions to shareholders and loans to directors and officers or for acts or omissions by the director acting in his or her capacity as an officer of the Company. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

        The stock transfer agent, registrar and warrant agent for the Common Stock and Warrants is U.S. Stock Transfer Corporation, Glendale, California.


                                 LEGAL MATTERS

        The validity of the securities offered will be passed on for the Company by Higham, McConnell & Dunning, Laguna Niguel, California. Curt C. Barwick, a partner of the firm and a member of the Board of Directors of the Company, holds as of the date hereof, warrants to purchase 3,000 shares of Common Stock.


                                    EXPERTS

        The balance sheet as of December 31, 1995 and the statements of income, shareholders' equity and cash flows for the years ended December 31, 1994 and 1995 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

        Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the Registrant, are as follows:

                 Registration Fee                           $ 4,112
                 NASDAQ Filing Fee                          $17,500
                 Blue Sky Fees and Expenses                 $ 2,500
                 Legal Fees and Expenses                    $15,000
                 Accounting Fees and Expenses               $ 5,000
                 Miscellaneous Expenses                     $ 5,000
                                                            -------

                 Total                                      $49,112
                                                            =======

Item 15.  Indemnification of Directors and Officers.

        The Registrant's Amended and Restated Articles of Incorporation ("Articles of Incorporation") provide that, to the fullest extent permitted by California law, the Registrant's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Registrant or its shareholders. This provision in the Articles of Incorporation does not eliminate the duty of care and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions involving intentional misconduct or knowing and culpable violations of law, for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its shareholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, for improper transactions between the director and the Registrant, for improper distributions to shareholders and loans to directors and officers or for acts or omissions by the director in his or her capacity as an officer of the Registrant.

        The inclusion of the above provision in the Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Registrant and its shareholders. At present, there is no litigation or proceeding pending involving a director of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director.

        The Registrant's Articles of Incorporation authorizes the Registrant to indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. The Registrant entered into indemnification agreements with certain of its directors and officers that require the Registrant to indemnify such directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stanton, State of California on January 21, 1997.

                                        BOYDS WHEELS, INC.


                                        By:   /s/ Boyd Coddington
                                            ------------------------------------
                                                  Boyd Coddington,
                                                  Chairman of the Board and
                                                  Chief Executive Officer

                         ------------------------------

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                          Title                              Date
---------                                          -----                              ----
/s/ Boyd Coddington                        Chairman of the Board and             January 21, 1997
-----------------------------------------  Chief Executive Officer
Boyd Coddington

/s/ Rex A. Ours                            Secretary, Chief Financial Officer,   January 21, 1997
-----------------------------------------  Principal Financial and
Rex Ours                                   Accounting Officer

/s/ Stanley Clark                          Chief Operating Officer               January 21, 1997
-----------------------------------------  and Director
Stanley Clark

/s/ Curt C. Barwick                        Director                              January 21, 1997
-----------------------------------------
Curt C. Barwick

/s/ Marcus Sorenson                        Director                              January 21, 1997
-----------------------------------------
Marcus Sorenson

/s/ Melanie McCaffery                      Director                              January 21, 1997
-----------------------------------------
Melanie McCaffery

                                 EXHIBIT INDEX




Exhibit                                                                                      Sequential
Number           Description                                                                 Page Number
------           -----------                                                                 -----------
 3.1*            Articles of Incorporation as filed with the California Secretary of State on April 27, 1988

 3.2* Amended and Restated Articles of Incorporation filed with the California Secretary of State on December 12, 1991

 3.3* Amended and Restated Articles of Incorporation filed with the California Secretary of State on October 13, 1994

 3.4*            Certificate of Determination of Preferences of Series A
                 Redeemable Preferred Stock of Registrant filed with the California Secretary of State on November 2, 1994

 3.5*            Agreement of Merger by and between Registrant and Boyds
                 Ultra Violet, Inc. filed with the California Secretary of State on November 2, 1994

 3.6*            Bylaws of the Registrant, as amended and restated

 5.1             Opinion of Higham, McConnell & Dunning

23.1             Consent of Higham, McConnell & Dunning (included in Exhibit 5.1)

23.2             Consent of Coopers & Lybrand L.L.P.

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*  Filed previously as an exhibit to Registration Statement
   No. 33-94064LA, by this reference incorporated herein.



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